Exhibit 10.11

May 31, 2012

VIA E-MAIL

[NAME]

[ADDRESS]

Re:	Talbots - FY12 Cash Value Awards

Dear [        ]:

This letter confirms your cash value awards granted to you as part of the FY12 annual director compensation program (“Program”) in lieu of the annual equity awards customarily granted under the Program.

Effective April 16, 2012, you have been awarded two cash value awards entitling you to payment of specific dollar amounts at future payment dates as follows: (A) a $50,000 cash value award (in lieu of the RSUs with a grant date fair value of $50,000 customarily granted under the Program), which vests and becomes payable on April 16, 2013; and (B) a $50,000 cash value award (in lieu of the stock options with a grant date fair value of $50,000 customarily granted under the Program), which vests and becomes payable in one-third increments on April 16, 2013, April 16, 2014 and April 16, 2015.

Consistent with the treatment of the corresponding equity awards for which the cash value awards are serving as substitutes, (A) unpaid cash value awards will accelerate upon a Change in Control Event as defined in the Restated Directors Stock Plan; and (B) upon cessation of Board service, (i) the $50,000 cash value award (in lieu of RSUs) will be forfeited if a director ceases Board membership prior to April 16, 2013 for any reason, and (ii) the three tranches of the $50,000 cash value award (in lieu of options) will immediately vest and thereafter shall be paid on the scheduled payment dates as set forth above if cessation of Board service is due to death, disability, retirement, or mutual decision to leave the Board or not to seek reelection (and will be forfeited to the extent then unvested if your Board service ceases for any other reason).

The above cash value awards are subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the terms of the attached Annex A are incorporated herein by reference.

You are encouraged to consult with your financial or tax adviser regarding the tax implications of these cash value awards. Of course, as always, if you have any questions or need additional information, please contact me at (        ) -     .

Very truly yours,

/s/ Richard T. O’Connell, Jr.

Richard T. O’Connell, Jr.
Board Secretary

cc:	Brian Keaveney

Ellen Knarr/Day Pitney

Dorothy Hutchins

Annex A

Section 409A

(a) The cash value award in lieu of RSUs described in the foregoing letter (the “RSU cash value award”) is intended to constitute a “short-term deferral” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder, and therefore is intended to be exempt from the requirements of Section 409A of the Code. To the extent possible, the RSU cash value award shall be interpreted and administered to give effect to such intention and understanding.

(b) The cash value award in lieu of options described in the foregoing letter (the “Option cash value award”) is intended to comply with the requirements of Section 409A of the Code, so as not to be subject to early income inclusion, penalties and interest under Section 409A. To the extent possible, the Option cash value award shall be interpreted and administered to give effect to such intention and understanding.

(c) Notwithstanding anything in the award to the contrary, any payment scheduled to be made to the director as a result of the director’s separation from Board service shall be delayed until the date that is six months and one day following the date of the director’s separation from Board service, but only to the extent necessary to comply with Section 409A(a)(B)(i) of the Code and applicable Treasury regulations thereunder. Such a delay generally will only apply to payments that are not “short-term deferrals” (as described above), and will only apply if the director is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and applicable Treasury regulations thereunder. Following any such six-month delay, all such delayed payments will be paid in a single lump sum on the date that is six months and one day after the director’s separation from Board service. For purposes of this award, “separation from service” means a separation from service as defined in Section 409A of the Code determined using the default provisions set forth in Treasury Regulation §1.409A-1(h) or any successor regulation thereto. Each and every payment made pursuant to this award shall be deemed a separate payment and not a series of payments.